UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 16, 2009

Date of Report (Date of earliest event reported)

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005
(Address of principal executive offices) (Zip Code)

(415) 715-3900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2009, bebe stores, inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Mr. Gregory Scott, the Company’s Chief Executive Officer.  Pursuant to the Separation Agreement, Mr. Scott’s employment with the Company was terminated effective January 9, 2009 (the “Termination Date”).  Under the Separation Agreement, Mr. Scott has provided a general release of claims against the Company.

Pursuant to the Separation Agreement, the Company will pay Mr. Scott: (i) all accrued but unpaid salary, and all accrued but unused vacation time earned through the Termination Date within three days of the Termination Date; and (ii) a severance payment of $600,000, equal to one year of his annual base salary, paid in equal installments over the twelve (12) month period following the Termination Date.  Pursuant to the Separation Agreement, the Company will also provide Mr. Scott with medical and dental insurance, under the same or substantially similar programs in which Mr. Scott was entitled to participate immediately prior to his termination, for a period of twelve (12) months following the Termination Date.

Pursuant to the Separation Agreement, Mr. Scott will also become fully vested as of the Termination Date with respect to any previously unvested portion of the option to purchase 100,000 shares of the Company’s common stock which was previously granted to Mr. Scott on September 8, 2008, and the option shall remain exercisable until the date one year from the Termination Date.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Separation Agreement between bebe stores, inc. and Mr. Gregory Scott, dated as of January 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2009	bebe stores, inc.

	By:	/s/ Walter Parks
	Name:	Walter Parks
	Title:	Chief Operating Officer and Chief
Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Separation Agreement between bebe stores, inc. and Mr. Gregory Scott, dated as of January 9, 2009.